Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 19, 2019 with respect to the financial statements of L3 Technologies Master Savings Plan included in the Annual Report on Form 11-K for the year ended December 31, 2018, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York
July 1, 2019